Exhibit 3.37

RESTATED CERTIFICATE OF INCORPORATION

OF

VERSA TECHNOLOGIES, INC.

Versa Technologies, Inc. (the “Corporation”) is a corporation organized and existing under the laws of the State of Delaware. The Corporation’s original Certificate of Incorporation was filed with the Delaware Secretary of State on July 14, 1986 under the name Versa Acquisition, Inc. The following Restated Certificate of Incorporation supersedes and takes the place of the heretofore existing Certificate of Incorporation and any amendments thereto. The Corporation hereby certifies as follows:

1. Name. The name of the Corporation is Versa Technologies, Inc.

2. Registered Office and Agent. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at such address is The Corporation Trust Company.

3. Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

4. Authorized Stock. The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of common stock and the par value of each such share is $.01.

5. Number of Directors. The number of directors of the Corporation which shall constitute the entire Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

6. Elimination of Certain Liability of Directors. No director of the Corporation shall be held personally liable to the Corporation or its stockholders for monetary damages of any kind for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

7. Election of Directors. Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

9. Amendments to Certificate. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

10. Amendments to Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation. Stockholders may alter, amend or repeal the by-laws by an affirmative vote of two-thirds of the total voting power of all shares of stock of the Corporation entitled to vote in the election of directors generally, considered for the purposes of this Section as one class.

11. Indemnification. (1) Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that conduct was unlawful.

(2) The Corporation shall indemnify any person who was or is a party or is threatened to be made party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duties to the Corporation, however, unless and only to the extent that the Court or Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication or liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of Delaware or such other court shall deem proper.

(3) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2) of this Section 11, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4) Any indemnification under subsections (1) and (2) of this Section 11 shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (1) and (2) of this Section 11. Except as otherwise expressly required in such subsections (1) and (2), such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

(5) The Corporation shall advance attorneys’ fees or other expenses incurred, or, in the judgment of the Board of Directors reasonably expected to be incurred, by any of its directors, officers, employees or agents in any action, suit or proceeding upon receipt of an undertaking of such party to repay the advance unless it is ultimately determined that such party is entitled to indemnification hereunder.

(6) The indemnification provided by this Section 11 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7) The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Section 11 and regardless of whether he would have been entitled to indemnification by the Corporation.

(8) For the purposes of Section 11, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 10 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

(9) For purposes of Section 10, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the

Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Section 10.

(10) Notwithstanding the foregoing provisions of Section 10, the Corporation shall indemnify any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the full extent permitted by the Delaware General Corporation Law or any other applicable law, as may from time to time be in effect.

IN WITNESS WHEREOF, Versa Technologies, Inc. has caused this Restated Certificate of Incorporation, which was adopted by the Board of Directors and sole stockholder of the Corporation in accordance with Section 245 of the Delaware General Corporation Law, to be signed by its authorized officer as of the 9th day of October, 1997.

VERSA TECHNOLOGIES, INC.

By: /s/ Anthony W. Asmuth, III

Title: Secretary

Anthony W. Asmuth, III